American High-Income Municipal Bond Fund 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

July 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$94,777
Class B	$1,164
Class C	$5,987
Class F1	$7,466
Class F2	$2,878
Total	$112,272

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6690
Class B	$0.5636
Class C	$0.5567
Class F1	$0.6532
Class F2	$0.6910

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	134,126
Class B	1,543
Class C	9,910
Class F1	10,624
Class F2	4,205
Total	160,408

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.78
Class B	$13.78
Class C	$13.78
Class F1	$13.78
Class F2	$13.78